Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2006, accompanying the consolidated financial statements in the Annual Report of InterVideo Inc. on Form 10-K for the year ended December 31, 2005 (File No. 000-49809). We hereby consent to the incorporation by reference of said reports in Corel Corporation’s Form 8-K filed February 26, 2007 and Corel Corporation’s Registrations Statements on Form S-8 effective May 2, 2006 (File No. 333-133752) and effective December 14, 2006 (File No. 333-139350).

/s/ GRANT THORNTON LLP

San Jose, California
February 26, 2007